Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-264414, 333-236760, 333-215172, 333-145499 and 333-134989 on Form S-8 of our report dated November 17, 2022, relating to the financial statements of Haynes International, Inc. and the effectiveness of Haynes International, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Haynes International, Inc. for the year ended September 30, 2022.

/s/ Deloitte & Touche LLP

Indianapolis, IN

November 17, 2022